UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2024

T2 BIOSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36571	20-4827488
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

101 Hartwell Avenue, Lexington, Massachusetts 02421

(Address of principal executive offices, including Zip Code)

(781) 761-4646

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	TTOO	The Nasdaq Stock Market LLC
(Nasdaq Global Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entrance into Material Definitive Agreement

The Exchange

On April 12, 2024, T2 Biosystems, Inc. (the “Company”) issued 3,280,618 shares of Common Stock and 17,160.48 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) to the Lenders (defined below) in exchange for the cancellation of $15.0 million of outstanding loans under the Loan Agreement (defined below) (the “Exchange”). The Exchange was completed pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of February 15, 2024, with CRG Partners III L.P., CRG Partners III - Parallel Fund “A” L.P., CRG Partners III (Cayman) Unlev AIV I L.P., CRG Partners III (Cayman) Lev AIV I L.P. and CRG Partners III Parallel Fund “B” (Cayman) L.P. (collectively in such capacity, the “Lenders” or the “Purchasers”). Additional information regarding the rights, preferences, privileges and restrictions applicable to the Series A Preferred Stock is set forth under Item 5.03 of this report.

Consent to Term Loan Agreement

On April 12, 2024, the Company entered into a Consent and Amendment No. 10 to Term Loan Agreement (the “Consent”) to that certain Term Loan Agreement, dated as of December 30, 2016, by and among the Company, CRG Servicing LLC, as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) and the lenders named therein (as amended from time to time to date, the “Loan Agreement”). The Consent provides for, among other things, (i) the consent of the Administrative Agent and the Lenders (who constitute all of the lenders under the Loan Agreement) to the Exchange and (ii) the extension of the period in which the Company may elect to pay a portion of the accrued interest on the term loans in-kind to the earlier of (a) December 31, 2025 and (b) the date on which a default has occurred.

The foregoing summary of the Consent does not purport to be complete and are qualified in its entirety by the full text of the Consent, a copy of which is filed as Exhibit 10.1 to this report.

Item 3.02	Unregistered Sales of Equity Securities

The disclosure included in Item 1.01 of this report is incorporated under this Item by reference.

Each of the Purchasers is an “accredited investor” and the offer and sale of the shares of Common Stock and Series A Preferred Stock was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Neither the Common Stock nor the Series A Preferred Stock have been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. We relied on exemptions from the registration requirements of the Securities Act by virtue of Section 3(a)(9) and Section 4(a)(2) thereof. Each Purchaser represented that it was acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Series A Certificate of Designation

On April 12, 2024, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of the State of Delaware pursuant to the Securities Purchase Agreement. The Series A Certificate of Designation designates 17,160.48 shares of the Company’s Preferred Stock as Series A Preferred Stock, and establishes and designates the preferences, rights and limitations thereof.

Each share of Series A Preferred Stock is convertible into 100 shares of our common stock, subject to proportional adjustment and beneficial ownership limitations as provided in the Certificate of Designation. In the event of our liquidation, dissolution or winding up, holders of Series A Preferred Stock will participate pari passu with any distribution of proceeds to holders of our common stock. Holders of Series A Preferred Stock are entitled to receive dividends on shares of Series A Preferred Stock equal (on an as converted to common stock basis) to and in the same form as dividends actually paid on our common stock. Shares of Series A Preferred Stock generally have no voting rights, except as required by law.

The foregoing is only a summary of the terms of the Certificate of Designation, does not purport to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, a copy of which is filed as Exhibit 3.1 to this report.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

3.1	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock

10.1	Consent and Amendment No. 10 to Term Loan Agreement, dated April 12, 2024, by and among the Company, CRG Servicing LLC, as administrative agent and collateral agent, and the lenders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2024	T2 BIOSYSTEMS, INC.

	By:	/s/ John Sperzel
John Sperzel
Chairman of the Board of Directors, President and Chief Executive Officer